Exhibit 99.2

Bloomberg Transcript	FINAL

Q4 2022 Earnings Call

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Presentation

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Tom Palmer

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So, I've just taken you through the gold industry's strongest business. Now from that solid foundation, let me walk you through the value proposition for our potential combination with Newcrest. Before I begin, please understand that other than these prepared remarks, I'm not able to provide any further details about the Newcrest proposal at this time as this is a live engagement. Our proposal would combine two of the sector's top senior gold producers and set the standard for sustainable and responsible gold mining. Newmont has a long history and shared heritage with Newcrest, establishing our Australian subsidiary way back-in 1966. A subsidiary that would become Newcrest, some 25 years later. As part of that shared history, our companies also have shared commitments to a strong safety culture and leading ESG practices, which is an addition to the complementary portfolios of world-class assets located in low-risk mining jurisdictions.

Our proposed combination would strengthen our established position in Australia creating efficiencies and value with a shared workforce and large-scale supply-chain optimization opportunities. And it would build upon the district potential in British Columbia's highly prospective Golden Triangle through a combination of operating mines and development projects that would deliver value through shared technology, local capabilities and ore body experience. With our scale and track-record of successfully managing some of the mining world's top tier-one assets, this combination would leverage Newmont's experience from the Goldcorp acquisition, which demonstrated that we can generate meaningful improvements to performance, stability and profitability, especially at large open-pit underground operations. We have delivered more than $1 billion in annual synergies from our Goldcorp acquisition in 2019 far surpassing our initial estimate of $365 million and improving the ongoing performance of the acquired assets through Newmont's operating model.

At Penasquito alone, we have generated over $700 million of annual synergies by optimizing the processing plant and mining fleet while sustainably addressing community relations issues that had disrupted that site for over a decade. And as a reminder, upon completion of the Goldcorp acquisition, we focused on optimizing the combined portfolio, completing asset sales of more than $1.5 billion from that combined portfolio within the first 12 months. And given the challenges that the mining industry is currently facing from a volatile macroeconomic environment, there has never been a better time that Newmont and Newcrest to come together. We are disappointed that the Newcrest Board rejected our proposal. And we are currently engaging with the Newcrest team in relation to the offer to provide us access to more information.

And if we can reach an agreement, this combination of industry-leading talent and decades of collected experience would create significant value across the global business with an ideal mix of gold and copper, strengthening Newmont's overall position as the world's leading gold company. As I indicated, I will not be able to make -- provide any further details on the Newcrest proposal at this time, as this is a live engagement. But I want be clear with everyone on today's call that we will continue to be disciplined as we assess all of the options to move forward and we will act in the best interest of our shareholders.

Thank you. And with that, I'll now turn it over to the operator to open the lines up with questions.

Questions And Answers

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Q - Jackie Przybylowski

All right. Thank you. So we had dinner together in December, in New York and you talked about growth, a meaningful growth at that point in talking about how that would help your relevance or maybe introduce you to some new shareholders or new funds on the generalists side. And so this Newcrest proposal, seems like it's very consistent with that. If for whatever reason the combination of Newmonts and Newcrest doesn't end-up working out, do you look to another growth vehicle, another M&A transaction to achieve that growth? Or what would be your -- what would be your response to your plan going- forward if this transaction does not happen?

A - Tom Palmer

Thank you, Jackie. Let me attempt to answer this question while staying away from the comments I made. As we spent most of the call covering, we have the best gold business in the industry by a long-shot. We are very comfortable with the foundation that we have and we will continue to act with discipline both in assessing any opportunities and ensuring that we're running -- slightly running our business to deliver on our commitments. It's part of your first question, when we think about how we continue to strengthen a strong team.

We do think about our strategy. We have Peter Toth staying with us now for six to nine [ph] months, supporting me and the Board and my executive team, and thinking about our strategy. And as part of that work, we have a very clear-eyed understanding of our capabilities as an organization today in 2023.

I think, we're an ESG leader. And we believe that we run very large open pit and underground mines very well. We understand our capability. We then look at what are the mega-trends impacting the world, our industry and our company. And those mega-trends are coming from society investors. They coming from technology and they're coming from geopolitical events around the world as we're seeing playing out. So we understand and assess those mega-trends and determine what sort of capabilities and what sort of organization we need to be 10 years from now, 15 years from now, 20 years from now.

And we can do that because we transformed our business back-in 2019 with the acquisition of Goldcorp and the establishment of the Nevada Gold Mines joint-venture. For from that knowledge and understanding, we then look to what it means to continue to be the responsible gold leader. We then look to what it means in terms of the gold industry, the subject to those same mega-trends that has to consolidate. And then we look to what it means in terms of diversification, particularly as you think about copper, and we have, as I said in my remarks, 16 billion pounds of copper in our organic project pipeline. If we do nothing else, we are diversifying into copper as we shaper [ph] that project pipeline through.

So Jackie, that's the lens with which we look at our organization, that's the lens, with which we look to try and bring in talent to ensure we've got a team that can lead this organization for the next 10 years, 15 years, 20 years and that's how we assessed our business today and that's how we assess any external opportunities that may present.

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Q - Carey MacRury

Got it and then without trying to ask about Newcrest, just wondering if you can just share more broadly, how you think about Papua New Guinea. I know you were in Indonesia, quite a few years back. Just any thoughts on Papua New Guinea as a mining jurisdiction?

A - Tom Palmer

Again, Carey, I'll avoid the direct question, but maybe answer a more board one. When we think about a balanced diverse portfolio, think about our capabilities. We have demonstrated. If I look at Penasquito in Mexico, look at what Newmont have done going into Penasquito in that first year in 2019 to be able to work with government communities to address a decade-long issues and then deliver sensational performance out of that operation beating guidance in three consecutive years, since we've had that operation. We have a core capability that's running very large open-pit and underground mines. We also have a core capability around social responsibility and being able to engage with communities. And in a balanced portfolio that has as a foundation, top-tier jurisdictions, we can afford to balance some other jurisdictions that are -- that wouldn't fit the top-tier category.

We today -- our portfolio today has this in Ghana. Has the same Cerro now. We got in Argentina, we're in Peru, we are exploring in French Guiana. So for us, it's about understanding core capabilities, understand the foundation of your business, making sure you've got a balanced diverse portfolio that allows you to take some managed risk.

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Q - Anita Soni

I'm going to ask this question, it relates to the deal, but or the bid on the table or the indication, but how, I mean, how does the dividend change and evolve, given that Newcrest -- I happen to cover Newcrest, is in negative free-cash flow. More than -- very dramatically, the best way -- they're in a very heavy capital reinvestment cycle and how does that impact your -- how stable is dividend post this year if this -- given the offers that are on the table right now?

A - Tom Palmer

Nice try, Anita, I'm sorry. But let me maybe come back and answer -- I'll try to answer your question. We spent a lot of time talking about our, our capital allocation hierarchy. And the tension between balance sheet strength, reinvesting in our business at the right level of spend, and that's the cash you can afford to do, but also your ability for project execution. And ensure that you can have a successful project and we understand the importance of industry-leading returns to shareholders. So for us, in whatever scenario, we're in, it's that triangle of tension between balance sheet strength, reinvestment, leading shareholder returns. And that doesn't change. That's part of -- that's part of what Newmont is.

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Q - Tanya Jakusconek

Great. Good afternoon, everyone. Thank you for -- operator for getting my name right. That's great. Just wanted to ask, in a different way. It is about the Newcrest offer. I just wanted to confirm, Tom, that you did say that you are in negotiations with Newcrest, right now. You've taken their proposal providing you with the nonpublic information or a non- exclusive -- on an exclusive -- nonexclusive basis and, obviously, they wanted a signature, a non-compete on that. I'm just -- wanted to confirm that that's what you said?

A - Tom Palmer

Thanks, Tanya. And we haven't been going that long. I think, it's still morning in Toronto or (Multiple Speakers) somewhere else.

Q - Tanya Jakusconek

I have been up very early.

A - Tom Palmer

It's lunchtime. But look, Tanya, the best thing I could do is just repeat what I've said, which is, we are disappointed that the Newcrest board rejected our proposal. And we are currently engaging with the Newcrest team in relation to their offer to provide access to more information and I better leave it at that in terms of repeating that statement.

Q - Tanya Jakusconek

Okay. From a bigger-picture, then you talked about Newmont taking pride in their ESG record and ESG focus and so, I guess, I have a question that does pertain to this deal, but just how do you think about submarine tailings disposal? Is that something that meets your filter for ESG on how you look at that?

A - Tom Palmer

Thank you, Tanya, and again, I'll attempt to answer this question without straying into those specifics. Newmont are actually experts in submarine tailings. We do -- we use that technology at Ahafo in Indonesia and about Akyem, very successfully. And I was -- if you remember, I was the Senior Vice-President for Indonesia and accountable for Akyem, when it was in Newmont and kept that accountability as I became Senior Vice-President for Asia-Pacific and then the Chief Operating Officer, so, within the Newmont organization, there is a lot of knowledge and capability around submarine tails.

So if I then answer your question more broadly, as I've said many times before, our ride has turned on and if we see opportunities to pick-up a Tier-one assets that we believe is a core capability, whether they be open pit or underground, we will look at that opportunity irrespective of where it is in the world, in the first instance. And if that asset had submarine tailings or some other aspect, what are the questions, we would ask because we've been stepped through those filters. Is it that asset better in the Newmont portfolio or someone else's? And can a sustainable performance be delivered on the Newmont operating model and the Newmont capability.

Now with disciplined many times, we might say, no, not prepared to do that. But we wouldn't not have a filter trip, because it had some aspect, such as submarine tails or some other aspect that may be an environmental or social aspects. Again, if I bring it back to Penasquito. We could look at Penasquito and say goodness me, I don't think anyone can resolve the community blockades. That's a big risk for Newmont. We backed ourselves and our capability to go on there and resolve that social issue sustainably. So we wouldn't stop us looking at a particular opportunity because of a particular social environmental issue, but we would, we would reflect upon our capabilities and whether that asset is better in Newmont's portfolio or not.

Q - Tanya Jakusconek

Okay. No, that's a fair answer. And then just maybe finally for -- because I do also cover Newcrest. Just maybe on the -- and any dealings with Australia, usually takes a lot in terms of closing a transaction. So hypothetically, if the deal was to occur, could you just review and walk-through us what is needed, obviously shareholder approvals. And then obviously what some line would be?

A - Tom Palmer

Sorry, Tany, I'm not able to get into that detail, because of the -- because of where we see it. I'd just say, Australia is a jurisdiction we have been -- we been basically in Australia about a few years in the 90s. For almost 60 years, we were a tax payer in Australia, we've got two big gold mines in Australia, we are exploring Australia. It's our backyard. So I can't talk about that particular question. But Australia is literally our backyard.

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